EX-99.(h)(5)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated and effective as of January 21, 2015, by and between Goldman Sachs Trust II (the “Trust”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, Trust and the Bank entered into an Administration Agreement dated and effective as of as of April 30, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank and the Trust desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

Section 5 (Services) of the Agreement is hereby amended by inserting the following under the “Compliance Testing” header immediately after the first paragraph under the aforementioned header:

“The Bank will perform daily testing for compliance with the CFTC initial margin test and the CFTC net notional test.”

2.	Miscellaneous.

(a)	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

(b)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(c)	The Trust hereby confirms that Schedule A to the Agreement is true, correct and complete in all respects as of the date hereof.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott McHugh
Name:	Scott McHugh
Title:	Treasurer and Principal Financial Officer